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                                  SUBSIDIARIES

                (Wholly Owned by Drexler Technology Corporation)


                NAME OF SUBSIDIARY                  STATE OF INCORPORATION
                ------------------                  ----------------------

           LaserCard Systems Corporation                 Delaware

           Microfab Systems Corporation                  California

           Precision Photoglass, Inc.                    California